UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 5, 2017

D.R. Horton, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-14122	75-2386963
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1341 Horton Circle, Arlington, Texas 76011

(Address of principal executive offices)

Registrant’s telephone number, including area code: (817) 390-8200

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On December 5, 2017, D.R. Horton, Inc. (the “Company”) completed a public offering (the “Offering”) of $400 million aggregate principal amount of its 2.550% Senior Notes due 2020 (the “Notes”). The Company received net proceeds from the Offering, after the underwriting discounts and commissions, of $398.3 million.

The Notes are governed by an Indenture (the “Base Indenture”), dated as of May 1, 2012, between the Company and American Stock Transfer & Trust Company, LLC, as trustee (the “Original Trustee”), as supplemented by the Ninth Supplemental Indenture, dated as of December 5, 2017 (the “Ninth Supplemental Indenture”), among the Company, the guarantors party thereto (the “Guarantors”), the Original Trustee, as original trustee, and Branch Bank and Trust Company, as series trustee. Interest on the Notes will accrue at a rate of 2.550% per annum on the principal amount from December 5, 2017, payable semi-annually on June 1 and December 1 of each year, beginning on June 1, 2018. The Notes will mature on December 1, 2020, subject to earlier redemption or repurchase. The Notes are guaranteed by substantially all of the Company’s current homebuilding subsidiaries.

Optional Redemption

The Company may, at its option, generally redeem all or portion of the Notes at any time at a redemption price of 100% of the principal amount on the Notes plus accrued and unpaid interest, if any, to the redemption date, plus a “make whole” premium.

Change of Control

Upon the occurrence of certain events resulting in both a change of control of the Company and a ratings downgrade with respect to the Notes, subject to certain exceptions, the Company will be required to make an offer to each holder of the Notes to purchase all or any part of such holder’s Notes at 101% of the aggregate principal amount thereof, plus accrued and unpaid interest to the date of purchase.

Events of Default

The Ninth Supplemental Indenture includes customary events of default, including payment defaults, failure to pay certain other indebtedness and certain events of bankruptcy, insolvency or reorganization.

Ranking

The Notes are general unsecured obligations of the Company and rank senior in right of payment to any future indebtedness of the Company that is, by its terms, expressly subordinated in right of payment to the Notes and equal in right of payment with all existing and future unsecured indebtedness of the Company that is not so subordinated. The guarantees will be general unsecured obligations of the Guarantors and will rank senior in right of payment to any future indebtedness of the Guarantors that is, by its terms, expressly subordinated in right of payment to the guarantees and will rank equal in right of payment with all existing and future unsecured indebtedness of the Guarantors that is not so subordinated.

The above description of the Notes and the Ninth Supplemental Indenture is qualified in its entirety by reference to the full text of the Ninth Supplemental Indenture (including the form of Note included therein), a copy of which is filed as Exhibit 4.1 hereto and incorporated herein by reference.

Item 8.01.	Other Events.

On December 5, 2017, in connection with the Offering, the Company, the Guarantors and the Original Trustee entered into the Tenth Supplemental Indenture to the Base Indenture, whereby certain newly organized subsidiaries of the Company (the “Additional Guarantors”) agreed to guarantee the Company’s obligations with respect to the existing debt securities issued thereunder. The Additional Guarantors also agreed to guarantee the Company’s obligations under the Notes pursuant to the Ninth Supplemental Indenture.

The above description of the Tenth Supplemental Indenture is qualified in its entirety by reference to the full text of the Tenth Supplemental Indenture, a copy of which is filed as Exhibit 4.2 hereto, and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

4.1	Ninth Supplemental Indenture, dated as of December 5, 2017, among D.R. Horton, Inc., the guarantors named therein, American Stock Transfer & Trust Company, LLC, as original trustee, and Branch Banking and Trust Company, as series trustee, relating to the 2.550% Senior Notes Due 2020 of D.R. Horton, Inc.

4.2	Tenth Supplemental Indenture, dated as of December 5, 2017, among D.R. Horton, Inc., the guarantors named therein and American Stock Transfer & Trust Company, LLC, as trustee.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 5, 2017

D.R. Horton, Inc.

By:	/s/ Thomas B. Montano
Thomas B. Montano
Vice President and Secretary